NEWS RELEASE

Coeur Reports Third Quarter 2024 Results
Double digit production increases and cost reductions along with higher prices led to $49 million of net income, $126 million of adjusted EBITDA1, and strong free cash flow

Chicago, Illinois - November 6, 2024 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported third quarter 2024 financial results, including revenue of $313 million and cash flow from operating activities of $111 million. The Company reported GAAP net income from continuing operations of $49 million, or $0.12 per share. On an adjusted basis1, Coeur reported EBITDA of $126 million, cash flow from operating activities before changes in working capital of $87 million and net income from continuing operations of $47 million, or $0.12 per share.

Key Highlights
•Strong production increases and lower costs across the portfolio – Higher production at all four operations drove a 21% increase in gold production and 15% increase in silver production, totaling 94,993 and 3.0 million ounces of gold and silver, respectively. Costs applicable to sales per gold and silver ounce both declined 12% compared to the prior quarter, leading to margins more than double the prior period. Based on strong year-to-date production and cost performance, the Company reaffirmed its full-year guidance ranges
•Robust quarterly financial performance driven by higher production and metals prices – Revenue of $313 million and adjusted EBITDA1 of $126 million increased 41% and 140% quarter-over-quarter, respectively. Operating cash flow totaled $111 million and free cash flow reached $69 million during the quarter, their highest levels in over a decade. Net income was $49 million and Adjusted EBITDA1 over the last twelve months (“LTM”) increased 2.5x to $287 million compared to a year ago
•Rochester remains on-track to achieve year-end throughput and production guidance – The recently expanded Rochester silver and gold operation placed approximately 7.1 million tons under leach during the quarter leading to production of 1.2 million ounces of silver and 9,690 ounces of gold, representing quarter-over-quarter increases of 19% and 21%, respectively. The Company has reaffirmed full-year Rochester production guidance ranges and expects approximately 7.0 - 8.0 million tons to be placed under leach in the fourth quarter
•Announced acquisition of SilverCrest to create leading global silver company – On October 4, 2024, Coeur announced an agreement to acquire SilverCrest Metals Inc. (“SilverCrest”) in an all-stock transaction with an implied value of approximately $1.7 billion as of the announcement date. The acquisition is anticipated to close in the first quarter of 2025 and is expected to materially enhance the Company’s cost and cash flow profile and immediately accelerate the Company’s balance sheet de-leveraging initiative
•Debt reduction initiative underway – During the third quarter, the Company reduced its outstanding revolving credit facility (“RCF”)2 balance by $50 million to $225 million, leading to total liquidity of $222 million, including $77 million of cash, and a net debt to EBITDA ratio below 2.0x for the first time in three years

“Our strong third quarter operational and financial results signal the beginning of what we expect to be a new chapter of consistent free cash flow for Coeur,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “Although higher prices helped magnify our robust results, the team’s continued focus on operational excellence drove costs down, leading to significantly higher margins. Rochester continues to gather steam during the second half and remains on-track to deliver a step-change in production and cash flow during the remainder of the year and be well-positioned to deliver a record breaking 2025.
“Furthermore, the recently announced acquisition of SilverCrest and its high-grade, low-cost Las Chispas operation, coupled with Rochester’s post-expansion profile, positions Coeur as a leading silver company in terms of production, market capitalization and liquidity, balance sheet flexibility, and cash flow profile at a time when silver’s outlook continues to strengthen.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Gold Sales	$223.8	$154.1	$151.8	$187.7	$139.5
Silver Sales	$89.7	$67.9	$61.3	$74.3	$55.1
Consolidated Revenue	$313.5	$222.0	$213.1	$262.1	$194.6
Costs Applicable to Sales[3]	$156.7	$144.7	$146.0	$192.3	$147.9
General and Administrative Expenses	$11.0	$11.2	$14.4	$10.2	$9.5
Net Income (Loss)	$48.7	$1.4	$(29.1)	$(25.5)	$(21.1)
Net Income (Loss) Per Share	$0.12	$0.00	$(0.08)	$(0.07)	$(0.06)
Adjusted Net Income (Loss)[1]	$47.2	$(3.4)	$(19.0)	$(6.2)	$(18.6)
Adjusted Net Income (Loss)[1] Per Share	$0.12	$(0.01)	$(0.05)	$(0.02)	$(0.05)
Weighted Average Shares Outstanding	400.8	399.9	385.0	380.5	356.7
EBITDA[1]	$121.1	$49.7	$27.2	$25.0	$15.3
Adjusted EBITDA[1]	$126.0	$52.4	$44.3	$64.3	$30.6
Cash Flow from Operating Activities	$111.1	$15.2	$(15.9)	$65.3	$(2.4)
Capital Expenditures	$42.0	$51.4	$42.1	$92.7	$112.3
Free Cash Flow[1]	$69.1	$(36.2)	$(58.0)	$(27.4)	$(114.7)
Cash, Equivalents & Short-Term Investments	$76.9	$74.1	$67.5	$61.6	$53.2
Total Debt[4]	$605.2	$629.3	$585.6	$545.3	$512.2
Average Realized Price Per Ounce – Gold	$2,309	$2,003	$1,864	$1,886	$1,788
Average Realized Price Per Ounce – Silver	$29.86	$26.20	$23.57	$24.79	$24.88
Gold Ounces Produced	94,993	78,696	80,744	101,609	78,617
Silver Ounces Produced	3.0	2.6	2.6	3.1	2.3
Gold Ounces Sold	96,913	76,932	81,416	99,540	78,015
Silver Ounces Sold	3.0	2.6	2.6	3.0	2.2
Adjusted CAS per AuOz[1]	$1,113	$1,264	$1,267	$1,225	$1,273
Adjusted CAS per AgOz[1]	$15.67	$17.71	$14.63	$17.03	$17.85

Financial Results
Third quarter 2024 revenue totaled $313 million compared to $222 million in the prior period and $195 million in the third quarter of 2023. The Company produced 94,993 and 3.0 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 96,913 ounces of gold and 3.0 million ounces of silver. Average realized gold and silver prices for the quarter were $2,309 and $29.86 per ounce, respectively, compared to $2,003 and $26.20 per ounce in the prior period and $1,788 and $24.88 per ounce in the third quarter of 2023.
Gold and silver sales represented 71% and 29% of quarterly revenue, respectively, compared to 69% and 31% in the prior period. The Company’s U.S. operations accounted for approximately 65% of third quarter revenue compared to 63% in the second quarter of 2024.
Adjusted Costs applicable to sales per ounce1 of gold and silver each decreased 12% quarter-over-quarter, largely due to higher production in the period. General and administrative expenses remained consistent quarter-over-quarter at $11 million.
Coeur invested approximately $25 million ($20 million expensed and $5 million capitalized) in exploration during the quarter, compared to approximately $18 million ($13 million expensed and $5 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $26 million during the third quarter. Cash income and mining taxes paid during the period totaled approximately $9 million.
Quarterly operating cash flow totaled $111 million compared to $15 million in the prior period, mainly driven by stronger operating performance at each site and higher metals prices.
Third quarter capital expenditures were $42 million compared to $51 million in the prior period, reflecting timing of payments related to the Rochester expansion in the prior period. Sustaining and development capital expenditures accounted for approximately $35 million and $7 million, or 84% and 16%, respectively, of Coeur’s total capital investment during the quarter.

SilverCrest Acquisition Transaction
On October 4, 2024, Coeur announced it had entered into a definitive agreement (the “Agreement”) whereby a wholly-owned subsidiary of Coeur will acquire all of the issued and outstanding shares of SilverCrest pursuant to a British Columbia court-approved plan of arrangement (the “Transaction”). Subject to satisfaction of closing conditions, including requisite approvals by the stockholders of Coeur, the shareholders of SilverCrest and applicable regulators, the acquisition is expected to close late in the first quarter of 2025.
Upon completion of the Transaction, existing Coeur stockholders and SilverCrest shareholders will own approximately 63% and 37% of the outstanding common stock of the combined company, respectively.

Operations
Third quarter 2024 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Tons milled	413,463	429,561	500,747	500,509	501,722
Average gold grade (oz/t)	0.070	0.066	0.070	0.060	0.055
Average silver grade (oz/t)	5.15	4.49	4.34	4.08	3.67
Average recovery rate – Au	94.8%	89.9%	95.2%	89.4%	97.6%
Average recovery rate – Ag	85.6%	82.8%	83.7%	79.4%	86.9%
Gold ounces produced	27,549	25,467	33,160	25,401	26,870
Silver ounces produced (000’s)	1,823	1,596	1,818	1,622	1,601
Gold ounces sold	28,655	24,313	33,462	24,848	26,018
Silver ounces sold (000’s)	1,861	1,542	1,796	1,644	1,534
Average realized price per gold ounce	$1,922	$1,744	$1,611	$1,615	$1,499
Average realized price per silver ounce	$29.71	$26.48	$23.64	$24.78	$24.96
Metal sales	$110.4	$83.2	$96.4	$80.9	$77.3
Costs applicable to sales[3]	$47.5	$48.2	$54.3	$50.3	$48.1
Adjusted CAS per AuOz[1]	$818	$1,006	$901	$1,010	$917
Adjusted CAS per AgOz[1]	$12.60	$15.24	$13.18	$15.26	$15.56
Exploration expense	$4.3	$2.6	$2.5	$2.7	$2.2
Cash flow from operating activities	$55.6	$23.7	$25.6	$24.1	$22.6
Sustaining capital expenditures (excludes capital lease payments)	$4.0	$3.1	$4.7	$6.9	$8.4
Development capital expenditures	$4.0	$2.8	$2.1	$2.0	$2.4
Total capital expenditures	$8.0	$5.9	$6.8	$8.9	$10.8
Free cash flow[1]	$47.6	$17.8	$18.8	$15.2	$11.8
Operational
•Third quarter gold and silver production totaled 27,549 and 1.8 million ounces, respectively, compared to 25,467 and 1.6 million ounces in the prior period and 26,870 and 1.6 million ounces in the third quarter of 2023
•Higher production during the quarter was primarily driven by higher average grades and recoveries, partially offset by lower tons milled
Financial
•Adjusted CAS1 for gold and silver on a co-product basis decreased 19% and 17% quarter-over-quarter to $818 and $12.60 per ounce, respectively, driven by higher metal sales
•Capital expenditures increased 36% quarter-over-quarter to $8 million, reflecting higher underground development primarily focused on Hidalgo, which is expected to create additional operating flexibility by year-end
•Free cash flow1 in the third quarter totaled $48 million compared to $18 million in the prior period
Exploration
•Exploration investment for the third quarter totaled approximately $4 million (substantially all expensed) compared to roughly $3 million (substantially all expensed) in the prior period
•Up to seven rigs were active during the quarter, mainly focused on the Zapata - Guadalupe corridor, expansion drilling along the western extension of the Hidalgo corridor (La Libertad), and targets within Hidalgo and multiple structures parallel to Independencia

•Drilling along strike of La Libertad continues to encounter favorable host rocks and hydrothermal quartz-calcite vein and breccia splay zones with drilling showing potential for future resource expansion
•Exploration and prospecting continue immediately east of the current operation and outside of the area subject to the gold stream. Mapping of recently acquired claims from Fresnillo located immediately southeast of existing operations has identified brecciated and silicified veins that are believed to be extensions and parallel veins to those currently being mined
•Geological mapping continues to the east of Palmarejo in the Guazapares area around the San Miguel and San Antonio prospects and has successfully identified new vein extensions and parallel structures, signaling promising prospects for future exploration. Scout drilling commenced on one target in this district during the quarter
Other
•Approximately 30% of Palmarejo’s gold sales in the third quarter were sold under the gold stream agreement at a price of $800 per ounce, totaling 8,720 ounces. The Company anticipates approximately 30% - 40% of Palmarejo’s 2024 gold sales will be sold under the gold stream agreement
Guidance
•Full-year 2024 production is expected to be 95,000 - 103,000 ounces of gold and 5.9 - 6.7 million ounces of silver
•CAS1 in 2024 are expected to be $950 - $1,150 per gold ounce and $15.50 - $16.50 per silver ounce
•Capital expenditures are expected to be $27 - $37 million, consisting primarily of sustaining capital and underground development

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Ore tons placed	7,064,623	5,102,800	3,135,571	2,754,058	3,487,173
Average silver grade (oz/t)	0.57	0.59	0.52	0.44	0.50
Average gold grade (oz/t)	0.002	0.002	0.002	0.003	0.003
Silver ounces produced (000’s)	1,155	973	699	1,340	608
Gold ounces produced	9,690	8,006	5,755	19,847	4,459
Silver ounces sold (000’s)	1,098	985	735	1,269	606
Gold ounces sold	9,186	8,150	6,185	19,175	4,432
Average realized price per silver ounce	$30.13	$25.78	$23.32	$24.59	$24.63
Average realized price per gold ounce	$2,492	$2,131	$2,050	$1,991	$1,967
Metal sales	$56.0	$42.8	$29.8	$69.4	$23.6
Costs applicable to sales[3]	$39.4	$36.7	$27.0	$71.8	$30.5
Adjusted CAS per AgOz[1]	$20.88	$21.58	$18.17	$19.33	$23.64
Adjusted CAS per AuOz[1]	$1,735	$1,813	$1,630	$1,564	$1,899
Prepayment, working capital cash flow	$—	$—	$—	$—	$7.5
Exploration expense	$1.0	$1.0	$0.4	$0.2	$0.3
Cash flow from operating activities	$3.2	$(5.9)	$(18.7)	$11.6	$(17.3)
Sustaining capital expenditures (excludes capital lease payments)	$7.0	$9.9	$15.3	$13.8	$7.7
Development capital expenditures	$3.1	$17.6	$5.9	$51.7	$76.7
Total capital expenditures	$10.1	$27.5	$21.2	$65.5	$84.4
Free cash flow[1]	$(6.9)	$(33.4)	$(39.9)	$(53.9)	$(101.7)
Operational

•Silver and gold production in the third quarter totaled 1.2 million and 9,690 ounces, respectively, compared to 973,057 and 8,006 ounces in the prior period and 607,735 and 4,459 ounces in the third quarter of 2023
•Ore tons placed increased 38% quarter-over-quarter to 7.1 million tons, including approximately 6.4 million tons through the new crushing circuit and roughly 650,000 tons of high-grade backfill direct-to-pad material placed on the stage six leach pad. The Company expects to place approximately 7.0 - 8.0 million tons on the stage six leach pad in the fourth quarter
Financial
•Third quarter adjusted CAS1 for silver and gold on a co-product basis totaled $20.88 and $1,735 per ounce, respectively, mainly driven by higher metals sales
•Capital expenditures decreased 63% quarter-over-quarter to $10 million, reflecting lower spend after an earlier-than-expected conclusion of final negotiations with a key construction contractor and corresponding earlier payment of costs in the previous quarter
•Free cash flow1 in the third quarter totaled $(7) million compared to $(33) million in the prior period
Exploration
•Exploration investment in the third quarter totaled approximately $3 million ($1 million expensed and $2 million capitalized) compared to roughly $2 million ($1 million expensed and $1 million capitalized) in the prior quarter
•Near-term exploration objectives at Rochester aim to augment the grade profile of the current 16-year reserve-only mine life with the goal of enhancing cash flow
•Two diamond drill rigs were active at East Rochester during the quarter targeting the Wedge and Black Ridge Fault areas located immediately east of the Rochester pit. The holes are testing for extensions to mineralization and for higher grades located along structures
•Other activities during the quarter included re-logging, reinterpreting and geological modeling of core and reverse circulation chips from legacy drillholes, with new geology models for Nevada Packard and Lincoln Hill underway. Additionally, a geophysical magnetics survey was flown over the land package to aid district exploration
•Drilling at Nevada Packard is planned for the fourth quarter to confirm the new model and establish controls on higher-grade mineralization that is expected to guide further exploration
Guidance
•Full-year 2024 production is expected to be 4.8 - 6.6 million ounces of silver and 37,000 - 50,000 ounces of gold
•CAS1 for the second half of 2024 are expected to be $18.00 - $20.00 per silver ounce and $1,500 - $1,700 per gold ounce
•Capital expenditures are expected to be $61 - $79 million, which reflects the ramp-up of the completed Rochester expansion as well as sustaining capital and an earlier-than-expected conclusion to certain final negotiations and payments related to the Rochester expansion that were originally estimated to take place in 2025

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Tons milled	165,916	182,043	167,439	177,382	167,950
Average gold grade (oz/t)	0.16	0.14	0.14	0.16	0.16
Average recovery rate	90.4%	92.3%	90.8%	92.3%	92.6%
Gold ounces produced	24,104	23,202	21,434	26,686	24,614
Gold ounces sold	24,800	23,539	21,183	25,980	24,516
Average realized price per gold ounce, gross	$2,563	$2,223	$2,105	$2,016	$1,956
Treatment and refining charges per gold ounce	$56	$52	$52	$58	$60
Average realized price per gold ounce, net	$2,507	$2,171	$2,053	$1,958	$1,896
Metal sales	$62.2	$51.1	$43.5	$51.2	$46.5
Costs applicable to sales[3]	$38.1	$40.7	$39.3	$37.9	$38.3
Adjusted CAS per AuOz[1]	$1,539	$1,734	$1,840	$1,441	$1,543
Prepayment, working capital cash flow	$11.8	$(11.8)	$—	$10.7	$(10.7)
Exploration expense	$2.0	$1.3	$1.5	$1.7	$2.9
Cash flow from operating activities	$38.1	$(7.2)	$1.5	$16.9	$(4.4)
Sustaining capital expenditures (excludes capital lease payments)	$20.0	$16.5	$13.3	$15.1	$15.8
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$20.0	$16.5	$13.3	$15.1	$15.8
Free cash flow[1]	$18.1	$(23.7)	$(11.8)	$1.8	$(20.2)
Operational
•Gold production in the third quarter totaled 24,104 ounces compared to 23,202 ounces in the prior period and 24,614 ounces in the third quarter of 2023
•Higher production during the quarter was driven by higher average gold grade, partially offset by lower tons milled and average recoveries
Financial
•Third quarter adjusted CAS1 totaled $1,539 per ounce compared to $1,734 per ounce in the prior period, reflecting increased metal sales
•Capital expenditures increased 21% quarter-over-quarter to $20 million. Capital expenditures during the quarter continued to focus on capital development to support the ongoing multi-year development and exploration program aimed at extending mine life
•Free cash flow1 in the third quarter totaled $18 million compared to $(24) million in the prior period
Exploration
•Exploration investment in the quarter totaled approximately $5 million ($2 million expensed and $3 million capitalized), compared to $6 million ($1 million expensed and $4 million capitalized) in the prior period
•Up to three rigs were active at Kensington, with drilling focused on both infill and extension of the current resource boundaries, with some drilling on scout targets in Lower Kensington east of current deposits. Additionally, an airborne geophysical survey was flown during the quarter
•Geological modelling and interpretation of Lower Kensington, Upper Kensington and Elmira continued during the quarter to better understand the spectrum of vein types throughout the zones to improve modeling and mining
•At Elmira Main and Elmira South, expansion and infill drilling activities continued. The first detailed structural model has been completed and is being incorporated into exploration targeting and resource modeling

•Overall drilling at Kensington continues to demonstrate meaningful progress toward building a reserve base to support mine life for at least the next five years
Guidance
•Full-year 2024 production is expected to be 92,000 - 106,000 gold ounces
•CAS1 in 2024 are expected to be $1,525 - $1,725 per gold ounce
•Capital expenditures are expected to be $63 - $68 million, of which approximately $33 - $39 million and $6 - $13 million is related to accelerated rates of underground development and infill drilling, respectively, as part of the Company’s multi-year exploration program

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	3Q24	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Ore tons placed	1,424,649	1,162,437	1,251,955	1,290,562	1,254,267
Average gold grade (oz/t)	0.046	0.032	0.021	0.027	0.023
Gold ounces produced	33,650	22,021	20,395	29,675	22,674
Silver ounces produced (000’s)	42	69	67	90	69
Gold ounces sold	34,272	20,930	20,586	29,537	23,049
Silver ounces sold (000’s)	45	65	69	86	74
Average realized price per gold ounce	$2,440	$2,064	$2,026	$1,982	$1,966
Metal sales	$85.0	$45.0	$43.3	$60.7	$47.1
Costs applicable to sales[3]	$31.8	$19.1	$25.4	$32.4	$31.0
Adjusted CAS per AuOz[1]	$885	$822	$1,165	$997	$1,267
Prepayment, working capital cash flow	$—	$—	$—	$—	$2.5
Exploration expense	$2.3	$1.1	$0.1	$—	$—
Cash flow from operating activities	$51.6	$17.0	$11.1	$28.9	$19.5
Sustaining capital expenditures (excludes capital lease payments)	$2.8	$1.2	$0.3	$1.3	$0.6
Development capital expenditures	$—	$—	$—	$0.2	$0.1
Total capital expenditures	$2.8	$1.2	$0.3	$1.5	$0.7
Free cash flow[1]	$48.8	$15.8	$10.8	$27.4	$18.8
Operational
•Gold production in the third quarter increased 53% quarter-over-quarter to 33,650 ounces, largely due to timing of ounces placed on the leach pads and higher average gold grade due to positive reconciliation of the tons placed. Year-over-year production for the quarter increased 48%
Financial
•Adjusted CAS1 on a by-product basis increased 8% quarter-over-quarter to $885 per ounce, largely driven by decreasing favorable recoveries on legacy pads from the prior period
•Capital expenditures increased slightly quarter-over-quarter to approximately $3 million
•Free cash flow1 in the third quarter totaled an all-time high $49 million compared to $16 million in the prior period, reflecting higher gold sales
Exploration
•Exploration investment during the quarter totaled $2 million (substantially all expensed) compared to $1 million (substantially all expensed) in the prior quarter
•Increased exploration investment during the quarter was mainly driven by an expanded program that commenced after opportunities were recognized to meaningfully extend the mine life at Wharf

•Two rigs were active during the quarter at the Juno and North Foley deposits undertaking infill and expansion drilling
Guidance
•Full-year 2024 production is expected to be 86,000 - 96,000 gold ounces
•CAS1 in 2024 are expected to be $950 - $1,050 per gold ounce
•Capital expenditures are expected to be $5 - $7 million

Exploration
The Company’s exploration investment in 2024 is expected to total $40 - $50 million for expansion drilling (classified as exploration expense) and $15 - $20 million for infill drilling (capitalized exploration).
Top exploration priorities for the Company’s 2024 exploration program include: (1) building reserves and extending mine life at Kensington to over five years by year-end; (2) pursuing higher grade structures at Rochester to enhance the near-term margin and cash flow profile of the newly-expanded operation; (3) building out a robust pipeline of inferred resources at Palmarejo to potentially drive future reserve growth; (4) further extending Wharf’s reserve-based mine life; and (5) expanding and enhancing the understanding of the evolving world-class polymetallic Silvertip system located in British Columbia.
During the third quarter, Coeur invested approximately $25 million ($20 million expensed and $5 million capitalized), compared to roughly $18 million ($13 million expensed and $5 million capitalized) in the prior period.
At Silvertip, exploration investment totaled approximately $9 million in the third quarter, compared to $6 million in the prior period. The Company expects to invest $11 - $14 million in exploration at Silvertip in 2024, which excludes $15 - $20 million related to underground mine development and site support costs.
The objectives of the 2024 exploration program at Silvertip are to: (1) grow the known mineralized structures such as the Southern Silver zone from underground drilling focusing on along-strike and down-dip potential that has been identified; (2) drill much larger step-outs on major structures using surface drilling with a key focus on the Southern Silver, Saddle and Camp Creek zones; and (3) carry out district-scale field work to identify Silvertip lookalikes and other large structures with potential to host large ore bodies and to identify the outer limits of this large system.
This three-pronged approach is progressing well with surface mapping and sampling completed during the quarter, surface drilling with two rigs were completed at the end of October and one underground drill rig continuing in November.

2024 Guidance
Production during the third quarter was in-line with Coeur’s expectations, leading the Company to reaffirm 2024 production and cost guidance.
The below exploration expense guidance excludes $15 - $20 million of underground mine development and support costs associated with Silvertip.

2024 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	95,000 - 103,000	5,900 - 6,700
Rochester	37,000 - 50,000	4,800 - 6,600
Kensington	92,000 - 106,000	—
Wharf	86,000 - 96,000	—
Total	310,000 - 355,000	10,700 - 13,300

2024 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$950 - $1,150	$15.50 - $16.50
Second Half 2024 Rochester (co-product)	$1,500 - $1,700	$18.00 - $20.00
Kensington	$1,525 - $1,725	—
Wharf (by-product)	$950 - $1,050	—

2024 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$124 - $158
Capital Expenditures, Development	$36 - $42
Exploration, Expensed	$40 - $50
Exploration, Capitalized	$15 - $20
General & Administrative Expenses	$36 - $40

Note: The Company’s guidance figures assume estimated prices of $2,300/oz gold and $27.00/oz silver as well as CAD of 1.25 and MXN of 17.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its third quarter 2024 financial results on November 7, 2024 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, Aoife McGrath, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through November 14, 2024.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        829 28 77

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, production growth, costs, capital expenditures, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the gold stream agreement at Palmarejo, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington, and expectations regarding the planned acquisition of SilverCrest, including expected impacts on production cash flow, financial condition and timing of closing, if at all. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that the Rochester expansion does not sustain planned performance, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses including the pending acquisition of SilverCrest, the risk that the acquisition of SilverCrest may be delayed or not occur at all, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

No Offer or Solicitation
Communications in the news release do not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Additional Information
In connection with the Transaction, Coeur and SilverCrest intend to file materials with the Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. Coeur intends to file a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies to obtain Coeur stockholder approval of (A) the issuance of shares of common stock of Coeur in connection with the Transaction (the “Stock Issuance”) and (B) the amendment of the Coeur certificate of incorporation to increase the number of authorized shares of Coeur common stock (the “Charter Amendment”), and SilverCrest intends to file a notice of the SilverCrest shareholder meeting and accompanying management information circular (the “Circular”) with the Toronto Stock Exchange and on SEDAR+ and with the SEC in connection with the solicitation of proxies to obtain SilverCrest shareholder approval of the Transaction. After the Proxy Statement is cleared by the SEC, Coeur intends to mail a definitive Proxy Statement to the stockholders of Coeur. This communication is not a substitute for the Proxy Statement, the Circular or for any other document that Coeur or SilverCrest may file with the SEC or on SEDAR+ and/or send to Coeur stockholders and/or SilverCrest’s shareholders in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF COEUR AND SILVERCREST ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT AND THE CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY COEUR AND/OR SILVERCREST WITH THE SEC OR ON SEDAR+, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT COEUR, SILVERCREST, THE TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Stockholders of Coeur and shareholders of SilverCrest will be able to obtain free copies of the Proxy Statement and the Circular, as each may be amended from time to time, and other relevant documents filed by Coeur and/or SilverCrest with the SEC or on SEDAR+ (when they become available) through the website maintained by the SEC at www.sec.gov or on SEDAR+ at www.sedarplus.ca, as applicable. Copies of documents filed with the SEC by Coeur will be available free of charge from Coeur’s website at www.coeur.com under the “Investors” tab or by contacting Coeur’s Investor Relations Department at (312) 489-5800 or investors@coeur.com. Copies of documents filed with the SEC or on SEDAR+ by SilverCrest will be available free of charge from SilverCrest’s website at www.silvercrestmetals.com under the “Investors” tab or by contacting SilverCrest’s Investor Relations Department at (604)694-1730 ext. 104.

Participation in the Solicitation
Coeur, SilverCrest and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Coeur’s stockholders and SilverCrest’s shareholders in connection with the Transaction. Information regarding the executive officers and directors of Coeur is included in its definitive proxy statement for its 2024 annual meeting under the headings “Proposal No. 1 – Election of Directors”, “Information about our Executive Officers”, “Compensation Discussion and Analysis”, and “Director

Compensation”, which was filed with the SEC on April 4, 2024 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/215466/000114036124017966/ny20018623x1_def14a.htm. Information regarding the directors and certain executive officers of SilverCrest is included in its information circular and proxy statement for its 2024 annual meeting under the headings “Compensation of Executive Officers and Directors” and “Compensation Discussion and Analysis”, which was filed on SEDAR+ on April 18, 2024 and is available at https://www.silvercrestmetals.com/_resources/agm/2024-Information-Circular.pdf?v=093009. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement, the Circular and other materials when they are filed with the SEC or on SEDAR+ in connection with the Transaction. Free copies of these documents may be obtained as described in the paragraphs above.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2023.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. As of September 30, 2024, Coeur had $30 million in outstanding letters of credit and $225 million in outstanding borrowings under its RCF. Future borrowing under the RCF may be subject to certain financial covenants.
3. Excludes amortization.
4. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Average Gold Spot Price Per Ounce	$2,474	$2,338	$2,070	$1,971	$1,928
Average Silver Spot Price Per Ounce	$29.43	$28.45	$23.34	$23.20	$23.57
Average Zinc Spot Price Per Pound	$1.26	$1.29	$1.11	$1.13	$1.10
Average Lead Spot Price Per Pound	$0.92	$0.98	$0.94	$0.96	$0.98

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2024	December 31, 2023
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$76,916	$61,633
Receivables	30,165	31,035
Inventory	74,727	76,661
Ore on leach pads	148,331	79,400
Prepaid expenses and other	15,833	18,526
	345,972	267,255
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	1,759,454	1,688,288
Ore on leach pads	34,598	25,987
Restricted assets	9,339	9,115
Receivables	20,161	23,140
Other	58,276	67,063
TOTAL ASSETS	$2,227,800	$2,080,848
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$126,387	$115,110
Accrued liabilities and other	153,285	140,913
Debt	27,458	22,636
Reclamation	10,954	10,954
	318,084	289,613
NON-CURRENT LIABILITIES
Debt	577,725	522,674
Reclamation	211,136	203,059
Deferred tax liabilities	6,755	12,360
Other long-term liabilities	30,950	29,239
	826,566	767,332
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 399,287,506 issued and outstanding at September 30, 2024 and 386,282,957 at December 31, 2023	3,993	3,863
Additional paid-in capital	4,179,270	4,139,870
Accumulated other comprehensive income (loss)	—	1,331
Accumulated deficit	(3,100,113)	(3,121,161)
	1,083,150	1,023,903
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,227,800	$2,080,848

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	In thousands, except share data
Revenue	$313,476	$194,583	$748,562	$559,116
COSTS AND EXPENSES
Costs applicable to sales(1)	156,742	147,903	447,456	440,596
Amortization	33,216	22,884	88,441	65,187
General and administrative	10,966	9,512	36,611	31,384
Exploration	19,567	12,437	42,932	20,007
Pre-development, reclamation, and other	8,583	8,699	35,401	29,949
Total costs and expenses	229,074	201,435	650,841	587,123
OTHER INCOME (EXPENSE), NET
Gain on debt extinguishment	—	774	417	3,735
Fair value adjustments, net	—	(2,010)	—	4,629
Interest expense, net of capitalized interest	(13,280)	(7,402)	(39,389)	(21,703)
Other, net	3,434	478	11,329	(10,090)
Total other income (expense), net	(9,846)	(8,160)	(27,643)	(23,429)
Income (loss) before income and mining taxes	74,556	(15,012)	70,078	(51,436)
Income and mining tax (expense) benefit	(25,817)	(6,097)	(49,030)	(26,671)
NET INCOME (LOSS)	$48,739	$(21,109)	$21,048	$(78,107)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	—	7,227	(18,507)	7,141
Reclassification adjustments for realized (gain) loss on cash flow hedges	—	(4,920)	17,176	(7,830)
Other comprehensive income (loss)	—	2,307	(1,331)	(689)
COMPREHENSIVE INCOME (LOSS)	$48,739	$(18,802)	$19,717	$(78,796)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$0.12	$(0.06)	$0.05	$(0.24)

Diluted	$0.12	$(0.06)	$0.05	$(0.24)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$48,739	$(21,109)	$21,048	$(78,107)
Adjustments:
Amortization	33,216	22,884	88,441	65,187
Accretion	4,233	4,153	12,463	12,219
Deferred taxes	(816)	(3,872)	(5,604)	1,536
Gain on debt extinguishment	—	(774)	(417)	(3,735)
Fair value adjustments, net	—	2,010	—	(4,629)
Stock-based compensation	2,809	2,635	9,789	8,462
Loss on the sale of assets	—	19	—	12,650
Write-downs	—	7,727	3,235	22,467
Deferred revenue recognition	(130)	(143)	(55,407)	(25,358)
Other	(1,119)	657	10,259	2,798
Changes in operating assets and liabilities:
Receivables	1,616	(478)	(520)	1,659
Prepaid expenses and other current assets	(352)	(3,000)	3,185	764
Inventory and ore on leach pads	(14,320)	(18,620)	(53,788)	(54,993)
Accounts payable and accrued liabilities	37,187	5,528	77,757	41,091
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	111,063	(2,383)	110,441	2,011
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41,980)	(112,273)	(135,468)	(271,902)
Acquisitions, net	(10,000)	—	(10,000)	—
Proceeds from the sale of assets	1	152	25	8,380
Sale of investments	—	—	—	41,558
Proceeds from notes receivable	—	—	—	5,000
Other	(70)	(63)	(285)	(171)
CASH USED IN INVESTING ACTIVITIES	(52,049)	(112,184)	(145,728)	(217,135)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	57,522	22,823	168,964
Issuance of notes and bank borrowings, net of issuance costs	77,500	163,000	327,500	388,000
Payments on debt, finance leases, and associated costs	(133,250)	(109,268)	(297,128)	(348,092)
Other	(208)	(23)	(2,018)	(2,345)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(55,958)	111,231	51,177	206,527
Effect of exchange rate changes on cash and cash equivalents	(263)	(278)	(584)	374
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,793	(3,614)	15,306	(8,223)
Cash, cash equivalents and restricted cash at beginning of period	75,891	58,560	63,378	63,169
Cash, cash equivalents and restricted cash at end of period	$78,684	$54,946	$78,684	$54,946

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 3Q 2024	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Net income (loss)	$(4,457)	$48,739	$1,426	$(29,117)	$(25,505)	$(21,109)
Interest expense, net of capitalized interest	46,785	13,280	13,162	12,947	7,396	7,402
Income tax provision (benefit)	57,515	25,817	7,189	16,024	8,485	6,097
Amortization	123,076	33,216	27,928	27,297	34,635	22,884
EBITDA	222,919	121,052	49,705	27,151	25,011	15,274
Fair value adjustments, net	1,245	—	—	—	1,245	2,010
Foreign exchange (gain) loss	(3,079)	(1,708)	(2,089)	365	353	(421)
Asset retirement obligation accretion	16,649	4,233	4,154	4,076	4,186	4,153
Inventory adjustments and write-downs	24,954	1,231	1,071	4,188	18,464	8,934
(Gain) loss on sale of assets and securities	16,899	176	640	3,536	12,547	19
RMC bankruptcy distribution	(1,199)	—	(1,199)	—	—	—
(Gain) loss on debt extinguishment	(119)	—	21	(438)	298	(774)
Transaction costs	976	976	—	—	—	—
Other adjustments	7,834	81	104	5,461	2,188	1,453
Adjusted EBITDA	$287,079	$126,041	$52,407	$44,339	$64,292	$30,648
Revenue	$1,010,652	$313,476	$222,026	$213,060	$262,090	$194,583
Adjusted EBITDA Margin	28%	40%	24%	21%	25%	16%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Net income (loss)	$48,739	$1,426	$(29,117)	$(25,505)	$(21,109)
Fair value adjustments, net	—	—	—	1,245	2,010
Foreign exchange loss (gain)	(2,247)	(2,950)	484	(156)	5
(Gain) loss on sale of assets and securities	176	640	3,536	12,547	19
RMC bankruptcy distribution	—	(1,199)	—	—	—
(Gain) loss on debt extinguishment	—	21	(438)	298	(774)
Transaction costs	976	—	—	—	—
Other adjustments	81	104	5,461	2,188	1,453
Tax effect of adjustments	(568)	(1,447)	1,053	3,165	(223)
Adjusted net income (loss)	$47,157	$(3,405)	$(19,021)	$(6,218)	$(18,619)

Adjusted net income (loss) per share - Basic	$0.12	$(0.01)	$(0.05)	$(0.02)	$(0.05)
Adjusted net income (loss) per share - Diluted	$0.12	$(0.01)	$(0.05)	$(0.02)	$(0.05)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Cash flow from operations	$111,063	$15,249	$(15,871)	$65,277	$(2,383)
Capital expenditures	41,980	51,405	42,083	92,715	112,273
Free cash flow	$69,083	$(36,156)	$(57,954)	$(27,438)	$(114,656)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	3Q 2024	2Q 2024		1Q 2024	4Q 2023	3Q 2023
Cash provided by (used in) operating activities	$111,063	$15,249		$(15,871)	$65,277	$(2,383)
Changes in operating assets and liabilities:
Receivables	(1,616)	(3,180)		5,316	726	478
Prepaid expenses and other	352	(4,176)		639	1,225	3,000
Inventories	14,320	19,774		19,694	(7,401)	18,620
Accounts payable and accrued liabilities	(37,187)	(185)		(40,385)	(14,490)	(5,528)
Operating cash flow before changes in working capital	$86,932	$27,482	$27,482	$(30,607)	$45,337	$14,187
Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,439	$49,640	$45,711	$34,198	$794	$189,782
Amortization	(11,984)	(10,231)	(7,612)	(2,419)	(794)	(33,040)
Costs applicable to sales	$47,455	$39,409	$38,099	$31,779	$—	$156,742
Inventory Adjustments	(572)	(536)	50	(119)	—	(1,177)
By-product credit	—	—	12	(1,332)	—	(1,320)
Adjusted costs applicable to sales	$46,883	$38,873	$38,161	$30,328	$—	$154,245

Metal Sales
Gold ounces	28,655	9,186	24,800	34,272	—	96,913
Silver ounces	1,860,976	1,098,407	—	45,118	—	3,004,501
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	41%	100%	100%
Silver	50%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$818	$1,735	$1,539	$885		$1,113
Silver ($/oz)	$12.60	$20.88			$—	$15.67
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,070	$45,225	$47,166	$20,181	$790	$172,432
Amortization	(10,843)	(8,570)	(6,445)	(1,067)	(790)	(27,715)
Costs applicable to sales	$48,227	$36,655	$40,721	$19,114	$—	$144,717
Inventory Adjustments	(252)	(617)	55	(149)	—	(963)
By-product credit	—	—	50	(1,760)	—	(1,710)
Adjusted costs applicable to sales	$47,975	$36,038	$40,826	$17,205	$—	$142,044

Metal Sales
Gold ounces	24,313	8,150	23,539	20,930	—	76,932
Silver ounces	1,542,395	985,269		65,063	—	2,592,727
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	41%	100%	100%
Silver	49%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,006	$1,813	$1,734	$822		$1,264
Silver ($/oz)	$15.24	$21.58			$—	$17.71
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$66,896	$33,632	$44,885	$26,808	$852	$173,073
Amortization	(12,602)	(6,633)	(5,596)	(1,393)	(852)	(27,076)
Costs applicable to sales	$54,294	$26,999	$39,289	$25,415	$—	$145,997
Inventory Adjustments	(468)	(3,555)	(283)	198	—	(4,108)
By-product credit	—	—	(34)	(1,633)	—	(1,667)
Adjusted costs applicable to sales	$53,826	$23,444	$38,972	$23,980	$—	$140,222

Metal Sales
Gold ounces	33,462	6,185	21,183	20,586	—	81,416
Silver ounces	1,796,468	735,254		68,713	—	2,600,435
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	56%	43%	100%	100%
Silver	44%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$901	$1,630	$1,840	$1,165		$1,267
Silver ($/oz)	$13.18	$18.17			$—	$14.63
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$60,345	$85,155	$46,207	$34,150	$858	$226,715
Amortization	(9,949)	(13,349)	(8,366)	(1,892)	(858)	(34,414)
Costs applicable to sales	$50,396	$71,806	$37,841	$32,258	$—	$192,301
Inventory Adjustments	(195)	(17,295)	(131)	(677)	—	(18,298)
By-product credit	—	—	(275)	(2,146)	—	(2,421)
Adjusted costs applicable to sales	$50,201	$54,511	$37,435	$29,435	$—	$171,582

Metal Sales
Gold ounces	24,849	19,174	25,980	29,538	—	99,541
Silver ounces	1,644,592	1,269,236	—	86,510	—	3,000,338
Zinc pounds	—	—	—	—	—	—
Lead pounds	—	—	—	—	—	—

Revenue Split
Gold	50%	55%	100%	100%
Silver	50%	45%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$1,564	$1,441	$997		$1,225
Silver ($/oz)	$15.26	$19.33			$—	$17.03
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$57,083	$34,708	$45,180	$32,614	$919	$170,504
Amortization	(9,024)	(4,176)	(6,894)	(1,588)	(919)	(22,601)
Costs applicable to sales	$48,059	$30,532	$38,286	$31,026	$—	$147,903
Inventory Adjustments	(328)	(7,788)	(411)	(16)	—	(8,543)
By-product credit	—	—	(57)	(1,802)	—	(1,859)
Adjusted costs applicable to sales	$47,731	$22,744	$37,818	$29,208	$—	$137,501

Metal Sales
Gold ounces	26,018	4,432	24,516	23,049	—	78,015
Silver ounces	1,533,975	606,083	—	73,677	—	2,213,735
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	37%	100%	100%
Silver	50%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$917	$1,899	$1,543	$1,267		$1,273
Silver ($/oz)	$15.56	$23.64			$—	$17.85
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for Updated 2024 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester(1)	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$261,913	$147,456	$195,337	$102,091
Amortization	(46,953)	(42,237)	(28,757)	(5,694)
Costs applicable to sales	$214,960	$105,219	$166,580	$96,397
By-product credit	—	—	16	(5,328)
Adjusted costs applicable to sales	$214,960	$105,219	$166,596	$91,069

Metal Sales
Gold ounces	104,260	28,170	100,500	91,040
Silver ounces	6,652,590	3,197,910		205,600

Revenue Split
Gold	51%	43%	100%	100%
Silver	49%	57%

Adjusted costs applicable to sales
Gold ($/oz)	$950 - $1,150	$1,500 - $1,700	$1,525 - $1,725	$950 - $1,050
Silver ($/oz)	$15.50 - $16.50	$18.00 - $20.00
1.Cost guidance for Rochester reflects the second half of 2024.

Reconciliation of Costs Applicable to Sales for Previous 2024 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester(1)	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$258,870	$129,322	$199,980	$108,330
Amortization	(37,130)	(36,990)	(33,530)	(6,330)
Costs applicable to sales	$221,740	$92,332	$166,450	$102,000
By-product credit	—	—	—	(2,550)
Adjusted costs applicable to sales	$221,740	$92,332	$166,450	$99,450

Metal Sales
Gold ounces	100,350	28,130	103,790	90,000
Silver ounces	6,516,830	3,927,890		105,920

Revenue Split
Gold	51%	38%	100%	100%
Silver	49%	62%

Adjusted costs applicable to sales
Gold ($/oz)
Silver ($/oz)
1.Cost guidance for Rochester reflects the second half of 2024.